Collective Brands Senior Vice President and Chief Financial Officer Rick Porzig to Retire

TOPEKA, KS -- 06/25/2008 -- Collective Brands, Inc. (NYSE: PSS) today reported that Senior Vice President and Chief Financial Officer Ullrich "Rick" E. Porzig has announced his retirement. Porzig, 62, has served the Company for more than 14 years in positions of increasing responsibility in finance functions.

"Rick is a highly-respected leader who has made numerous meaningful contributions to our Company's success throughout his career," said Matthew E. Rubel, Chairman, Chief Executive Officer and President. "I have personally enjoyed working with Rick, and I am extremely grateful for the knowledge, perspective and counsel Rick has brought to the company each and every day."

As part of a planned succession process, Rick Porzig will continue in his current role until September 2008 through the filing date of the Company's Form 10-Q for the second fiscal quarter. The Company is continuing its search for his successor.

About Collective Brands

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Robeez, Saucony, and Sperry Top-Sider. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

Contact:
James Grant
(785) 559-5321